UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 22, 2009

XERIUM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32498	42-1558674
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8537 Six Forks Road, Suite 300, Raleigh, North Carolina 27615

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (919) 526-1400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 14, 2009, Xerium Technologies, Inc. (the “Company”) announced that it had entered into Waiver and Amendment No. 2 (the “Waiver Agreement”) to the Company’s Amended and Restated Credit Guaranty Agreement (the “Credit Agreement”), dated as of May 30, 2008, entered into by and among the Company, certain subsidiaries of the Company, Citicorp North America, Inc. as administrative agent, Citicorp North America, Inc. as collateral agent, and the lenders party thereto.

One of the conditions set forth in the Waiver Agreement was that the Waiver Agreement could be terminated by the administrative agent, in its sole discretion, with five days business days’ written notice, if a term sheet between the Company and the administrative agent for the restructuring of the Company’s existing debt and equity were not executed by December 31, 2009. On December 22, 2009, in satisfaction of this condition, the Company and the administrative agent executed a term sheet with regard to the principal terms of a restructuring of the debt and equity of the Company.

There can be no assurance that the Company will be able to obtain sufficient approval of its lenders necessary to implement the term sheet with or without bankruptcy court assistance. The Company will be in default under the Credit Agreement if it is unable to reach agreement with, and obtain sufficient approval from, certain of its lenders prior to the expiration of the waiver period on February 1, 2010, and it may not be able to obtain any further waiver of the defaults under the Credit Agreement if necessary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XERIUM TECHNOLOGIES, INC.

Date: December 22, 2009	By:	/s/ DAVID G. MAFFUCCI
	Name:	David G. Maffucci
	Title:	Executive Vice President and Chief Financial Officer